EXHIBIT 99.1

Transcript of

WidePoint Corporation

WidePoint Third Quarter 2025 Earnings Call

November 13, 2025

Participants

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Jason Holloway - Chief Revenue Officer, WidePoint Corporation

Robert George - Chief Financial Officer, WidePoint Corporation

Analysts

Barry Sine - Litchfield Hills Research

Casey Ryan - WestPark Capital

Presentation

Operator

Good afternoon. Welcome to WidePoint's Third Quarter 2025 Earnings Conference Call. My name is Kelly, and I will be your operator for today's call. Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George.

Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint's Investor Relations team at WYY@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via link in the Investor Relations section of the company's website at www.widepoint.com.

Now I'd like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Thank you, operator, and good afternoon, everyone. Thank you for joining us today to review WidePoint's financial results for the third quarter ended September 30, 2025. The progress we have recently experienced is a direct result of the strategic foundation built over the last few quarters, setting WidePoint up for sustainable growth and offering a glimpse into the margin-accretive contract opportunities currently in our pipeline.

Transcript Provided by

1

While the past two quarters did not meet our expectations, largely due to opportunities shifting to the right, we took important steps to stabilize our cost structure while maintaining staffing levels and continuing to invest in our business. These actions have positioned WidePoint for a strong finish to the second half of 2025 and enable us to capitalize on delayed pipeline opportunities throughout 2026. Revenues for the third quarter were $36.1 million, which was a modest 4% increase from last year.

More importantly, we saw an encouraging turnaround in our adjusted EBITDA and free cash flow results. For the quarter, adjusted EBITDA was $344,000 and free cash flow was $324,000, representing not only our 33rd consecutive quarter of positive EBITDA and eighth consecutive quarter of positive free cash flow, but also an 88% and 260% sequential increase, respectively. We can confidently say we are back on the same growth trajectory we experienced throughout 2024. With many opportunities on the horizon, we remain confident in carrying this upward trajectory into Q4 and 2026. Bob will have additional details on our financial performance in his prepared remarks. Now on to some operational highlights for the quarter.

As we have continued to emphasize, WidePoint's FedRAMP-authorized ITMS platform unlocks opportunities that were previously out of reach. We stand apart as the only SaaS managed mobility platform with this status, positioning WidePoint as true pioneers and setting WidePoint clearly ahead of our competitors who simply cannot match or compete with our capabilities, accreditations, and certifications.

Our recent margin-accretive multiyear Software-as-a-Service contract to deliver our FedRAMP-authorized ITMS platform to one of the big three mobile telecommunication carriers in the United States serves as a strong validation of this advantage. As we have previewed in our last earnings call, this contract requires WidePoint's ITMS platform to serve as a system of record for 2 million to 2.5 million devices across government telecom operations. We estimate that this single contract alone will generate $40 million to $45 million in margin-accretive SaaS revenue over the initial three-year term. WidePoint's ITMS platform will serve over 50 government clients and further establish us as a premier SaaS FedRAMP authorized solution provider.

This single contract validates our early investment in the FedRAMP process and highlights the advantage of being an early adopter. FedRAMP opens the door to large-scale margin-accretive opportunities, enhances our access to major companies pursuing FedRAMP authorized solutions and support our anticipated growth trajectory.

And as mentioned previously, FedRAMP in process is a minimum requirement for the upcoming DHS CWMS 3.0 contract. We strongly believe that FedRAMP authorized status will receive a higher rating during the evaluation phase of the CWMS 3.0 recompete. That said, I am pleased to announce that last Thursday afternoon, the final DHS CWMS 3.0 RFP was released. After reviewing the announcement, we found that the requirements are materially the same from the draft RFP that was released a few months earlier. The schedule announced in the final RFP states that the proposal are due by 17 December 2025.

We anticipate that a decision on the winner will be announced 30 days from the proposal due date and contract awarded. Accounting for a potential protest of 30 to 60 days, we are optimistically targeting an award by late Q1 or early Q2 2026. We also recently received an extension through our CWMS 2.0 contract, a six month extension consisting of a two month base period and 4 1-month options. We also have existing contract and task orders in place through November 2026 at a minimum under the current CWMS 2.0 contract.

Transcript Provided by

2

This includes the recent task order with the U.S. Customs & Border Protection, of which the ceiling of the task order exceeds $27.5 million. Revenue recognition for this task order began at the start of Q4, which will provide additional support for our year-end results and reinforce the growth momentum seen in Q3. As we have continued to communicate over the past year and particularly after reviewing the final RFP, we are even more confident we possess all required certifications, meet every criterion, and with our proven track record as a two time incumbent delivering exceptional results to the DHS, WidePoint is well positioned as a prime contractor to secure this upcoming opportunity.

We have invested significant time and resources into the preparation, and we look forward to capitalizing on this investment and securing this contract for the third consecutive time. For a quick update on Spiral 4, we have secured eight task orders year-to-date and four awards in the third quarter alone. We want to reiterate, while we are competing with some of the largest players in the industry, WidePoint stands out as the only provider on this Spiral 4 contract to provide multi-carrier and carrier independent solutions. The flexibility WidePoint offers is a value-added differentiator that is beginning to show in our pipeline.

We are currently pursuing several opportunities that are larger in scale than our existing wins. While we are still in the early stages of the potential 10-year contract, we remain bullish in our ability to capture our fair share of the $2.7 billion ceiling. WidePoint being awarded eight contracts at this early stage while competing with some of the largest players in the industry is a strong proof point of what the future may hold for us and show that we can punch above our weight class.

We are showcasing that we have the capabilities required to compete alongside the six other companies on the Spiral 4, and we believe that FedRAMP will emerge as a meaningful differentiator under this contract vehicle, and we remain bullish and opportunistic in our ability to capture additional awards for the next decade. Jason will expand on this topic shortly, but to provide an update on our Device as a Service or DaaS solution, we are continuing to invest in the logistical infrastructure to further strengthen our ability to manage large-scale opportunities and position the organization for future growth.

Our pipeline remains strong, and we remain confident that the opportunities originally expected this year that were delayed will materialize in the coming year. Shifting to Census 2030. The latest request for information was issued in August 2025, and we have since submitted our response. From our perspective, the timing of activities mirrors that of Census 2020 and activities are already underway. We anticipate a very similar scope of work and support requirements for the 2030 activities and continue to align closely with CDW as we progress.

While we are still several years away from any significant developments, we are strategically positioning ourselves for success now. At this time, WidePoint has no immediate material impact from the government shutdown. However, with the government operating at reduced staffing levels, we may see a slowdown in activities if the shutdown persists. Additionally, the execution of several opportunities in our pipeline have been delayed.

However, we remain confident in our ability to secure these deals after the shutdown and any associated lag. Bob will highlight later in the call, but our current cash balance is more than sufficient to sustain operations even if the government shutdown extends longer than anticipated. We are confident that the first half of the year was an outlier, and we expect adjusted EBITDA and free cash flow growth demonstrated in this quarter to extend into Q4 and 2026.

Overall, we remain optimistic for the remainder of the year. The steps we have already taken throughout, combined with opportunities delayed from earlier this year, positions us well for sustainable growth in 2026.

I will now turn the call over to Jason, who will walk you through our sales pipeline and upcoming opportunities. Jason?

Transcript Provided by

3

Jason Holloway - Chief Revenue Officer, WidePoint Corporation

Thanks, Jin, and good afternoon, everyone. Beginning in the fourth quarter of last year, we increased staffing and invested in the business in anticipation of robust opportunities within our pipeline. Although these opportunities have slightly shifted to the right, we made the strategic decision to maintain and continue those investments as we believe these capabilities will support and sustain our long-term growth.

Our sales pipeline remains strong, and we were able to begin realizing it through our recent contract with a major and leading U.S. telecommunications carrier. The estimated 2 million to 2.5 million devices we expect to manage under this contract highlights the strategic value of ITMS' FedRAMP authorized status and positions WidePoint as the leader in a market where competitors struggle to meet such rigorous demands. Although we cannot name the customer, the carrier's decision reinforces our agility and capability to satisfy the stringent security and compliance standards of federal government clients.

This contract represents only a glimpse of the margin-accretive SaaS revenue opportunities that we are actively pursuing with our FedRAMP authorized ITMS. While officially securing these opportunities requires patience, even landing a single award can meaningfully enhance our financial position and specifically our bottom line results. We are pleased to finally showcase a glimpse of the margin-accretive opportunities ahead, and I look forward to executing and delivering results.

Shifting to DaaS. We are continuing to invest in the infrastructure supporting our DaaS solution and recently completed the implementation of our initial DaaS win with our federal health agency partner. As we mentioned previously, the majority of DaaS opportunities are commercial clients, and we continue to advance discussions with leading firms across industries such as manufacturing, health care, financial services, and public IT sectors.

Many of the opportunities in our pipeline are with Fortune 100 companies that typically manage large fleets of devices. We are currently awaiting award decisions from several of these organizations and remain optimistic about beginning to secure these opportunities in 2026 to further propel our growth. While we cannot disclose the potential range of devices to be managed, the predictability of the DaaS business model allows us to forecast the material impact of these opportunities.

In fact, we believe securing even one of the opportunities in our pipeline could produce meaningful results, particularly given the scale of device fleets managed by these Fortune 100 sized companies. We are also aligned with our strategic partner, CDW, and are in discussions on the final terms and conditions to support our partner. We stand ready to support the upcoming LA '28 Olympics and Paralympics if called upon. This event is estimated to involve approximately 95,000 to 135,000 athletes and support personnel and similar number of devices to be managed.

We will be providing our ITMS platform to help secure, manage, and provide visibility into the devices that will be utilized during this historic event. Our platform will be delivered using a SaaS model.

Shifting to Mobile anchor. We have a premier federal government systems integrator in our MobileAnchor pipeline and are in the process of implementing a project for a major defense contractor for their derived ID certification program. We remain optimistic about the future of MobileAnchor and plan to continue innovating the product to further generate market interest and drive demand. We're focused on the right opportunities and investing in initiatives that lay the foundation for long-term sustainable growth. This past quarter was only the tip of the iceberg, and we're excited to build on this momentum as we close out the year and head into 2026.

I will now pass the call over to Bob for our third quarter financial overview. Bob?

Transcript Provided by

4

Robert George - Chief Financial Officer, WidePoint Corporation

Thanks, Jason, and thanks to everyone for joining us today. Before I review our financial results, I'd like to briefly address our previously disclosed revenue guidance. As we assess WidePoint's 2025 performance to date and the timing of several key opportunities, we now expect full year revenue to be slightly below our previously issued guidance range, primarily reflecting delays in certain contracts and the impact of the first half results.

Additionally, we are revising our full year adjusted EBITDA and free cash flow. We expect results to be positive, but below our previous guidance, primarily due to the shift in timing of key opportunities. To be clear, while our results may come in modestly below our prior expectations, this is a matter of timing, not demand. We are deliberately using 2025 as a stepping stone into 2026, investing into key parts of the business to unlock sustained growth in the years ahead.

We are already seeing our financial results return to the growth trajectory we left off in 2024 with notable sequential improvements to our EBITDA and free cash flow performance this quarter. We look forward to closing the fourth quarter on a strong note and carrying that momentum into 2026. That said, I'm pleased to share the details of our financial results for the third quarter and the nine months ended September 30, 2025.

Total revenues for the quarter were $36.1 million, an increase of $1.5 million or 4% from the $34.6 million in the same period last year. Our nine month revenues were $108.2 million, an increase of $3.3 million from the $104.9 million reported in the same period last year.

Now I'll provide a further breakdown of our third quarter and nine months revenues. Our carrier services revenue for the quarter was $20.4 million, a slight decrease compared to the $22.4 million reported in the same period last year. This is a result of variations in the total number of lines managed in Q3 for one of our DHS customers, though our carrier services revenue for the nine month period was $65 million, an increase of $2.8 million compared to the same period last year. Our managed services fees for the quarter were $10.1 million, an increase of $1.6 million compared with the same period in 2024. For the nine month period, our managed services fees were $28.6 million, an increase of $2.2 million from the same period last year.

The increase was primarily due to a new federal end customer, which began in September of 2024. Billable services fees for the quarter were $1.3 million compared to $1.7 million in the same period last year. The decrease was primarily due to a slightly lower number of billable positions in the third quarter. Although for the nine month period, billable services fees were $4.4 million, an increase of $249,000 from the same period last year, reflecting more billable positions in the first half of the year.

Reselling and other services in the third quarter were $4.3 million, an increase of $2.3 million from the same period last year. For the nine month period, reselling and other services were $10.3 million compared with $12.2 million in the same period last year. This quarter reflects the impact of the change in our revenue recognition for SaaS-type reselling agreements. Certain sales that were recognized at delivery last year are now being recognized ratably over the contract period.

Transcript Provided by

5

As a result, Q3 shows a modest benefit, while the year-to-date comparison appears lower simply because last year's revenue was more front-loaded. Importantly, this change does not affect total annual revenue, only the quarterly timing of when it's reported. Gross profit for the third quarter was $5.3 million or 15% of revenues compared to $4.7 million or 14% of revenues in the same period in 2024. Gross profit for the nine month period was $15.2 million or 14% of revenues compared to $14.3 million or 14% of revenues in 2024.

The gross profit percentage, excluding carrier services, was 34% in the third quarter compared to 38% in the same period last year. The decrease was partially due to slightly higher labor costs as we bolster our customer delivery capabilities and relatively more reselling revenues, which carry lower margins. Importantly, for the nine month period, gross profit percentage, excluding carrier services increased to 35% compared to 33% in the same period last year. The increase was due to a combination of increased managed services fees and lower reselling revenues in the nine month period compared to last year.

Our gross profit percentage will vary from period to period based on our revenue mix. Sales and marketing expenses in the third quarter were $700,000 or 2% of revenues compared with $500,000 or 2% of revenues in the same period last year. Sales and marketing expenses for the nine month period were $2 million or 2% of revenues compared to $1.7 million and 2% of revenues in the same period last year. The increase reflects increased sales and marketing activities in 2025.

We expect to see further dollar increases here as we continue to invest in sales and marketing efforts, though we expect sales and marketing to be lower as a percentage of revenues in the future. General and administrative expenses in the third quarter were $4.8 million or 13% of revenues compared with $4.4 million and 13% of revenues in the same period last year. General and administrative expenses in the nine month period were $14.5 million or 13% of revenues compared with $13.3 million and 13% of revenue in the same period last year.

The dollar increase primarily relates to general inflationary pressures, additional headcount and associated costs, which were partially offset by less share-based compensation expense. We expect general and administrative expenses to increase in dollar terms as our business grows, but to remain constant or lower as a percentage of revenues. As a result of the previously discussed items, net loss for the third quarter was $559,000 or a loss of $0.06 per share compared with a net loss of $425,000 or a loss of $0.04 per share for the same period last year.

Net loss for the nine month period was $1.9 million or a loss of $0.20 per share compared with a net loss of $1.6 million or a loss of $0.17 per share for the same period last year. Adjusted EBITDA for the third quarter was $344,000 compared with $574,000 in the same period last year. Free cash flow for the third quarter was $324,000 compared with $511,000 in the same period last year. This represents our 33rd consecutive quarter of positive adjusted EBITDA and eighth consecutive quarter of positive free cash flow. More notably, third quarter adjusted EBITDA and free cash flow experienced an 88% and 260% increase, respectively, when compared to last quarter's results.

With the robust pipeline Jin and Jason explained earlier, we remain confident in carrying this growth trajectory and momentum into 2026. Additionally, with our recent telecommunications carrier contract award valued at approximately $40 million to $45 million in SaaS revenue over three years, where we estimate that that revenue will begin to be recognized in the second half of 2026, we anticipate continuing this upward trend in our bottom line, adjusted EBITDA and free cash flow and beyond.

Additional opportunities such as CWMS 3.0 and DaaS, while not yet materialized and are progressing in the right direction, we believe these initiatives will help us maintain this growth trajectory in future quarters. We ended the quarter with a strong federal contract backlog of approximately $269 million, providing solid revenue visibility for the coming year. The majority of this backlog represents recurring work with long-standing government customers.

Transcript Provided by

6

Moving to the balance sheet. We ended the quarter with $12.1 million in cash compared to $6.8 million at the end of the second quarter with no bank debt. In anticipation of the government shutdown, we also strategically maintained a strong cash position at quarter end in case the shutdown extends longer than expected. As a reminder, we also have additional liquidity options available with our revolving line of credit with $4 million of potential borrowing capacity, although we do not anticipate having to rely on that facility.

This completes my financial summary. For a more detailed analysis of our financial results, please refer to our Form 10-Q, which was filed prior to this call. With that, I'll turn the call back over to Jin.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Thank you, Bob and Jason. Our optimism for the future stems from the pipeline of deals that is currently in the works and a steady increase as a percentage of revenue of our managed services and SaaS revenues. While we cannot share specific details into our pipeline yet, we were pleased to be able to close our recent SaaS contract with one of the big three U.S. mobile telecommunications carriers and showcase exactly the types of opportunities that we have coming up.

As we stated at the end of 2024, WidePoint continues to pursue margin-accretive contracts that contribute meaningfully to our bottom line results. New opportunities through our FedRAMP authorized ITMS platform, our DaaS program, Spiral 4, and upcoming CWMS 3.0, among others, are avenues where we aim to capture these types of contracts that will serve as a catalyst to propel WidePoint into the next phase of growth.

That concludes our prepared remarks, and we will now take questions from our analysts and major shareholders. Operator, will you please open the call for questions?

Operator

Certainly. The floor is now open for questions. [Operator Instructions]. Your first question is coming from Barry Sine with Litchfield Hills Research. Please pose your question. Your line is live.

Q: Hey, good afternoon gentlemen. Can you hear me okay?

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes, Barry. Good afternoon. Great to hear from you, as always.

Q: So huge news on this $40 million to $45 million contract during the quarter. And we'll see what additional information we can get from you. You did provide some incremental information. It will be about over 3 years and start about the middle of next year. And Bob gave the backlog, I think it was $269 million. How much of that $45 million is in the $269 million? And did I get those data points right in terms of the timing?

Transcript Provided by

7

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

You are correct, Barry. To answer the last question first is how much of that $45 million is in the backlog. The $260 million only includes our federal government. So this $45 million would add to that. We are looking at fully being -- being fully implemented probably starting in the third quarter of next year. But the schedule is still in flux. And so we're still having conversations with our customer. And some of the customers think that the implementation of the solution and fully migrating all of their data into our system is going to be sometimes even later than that. And some of the folks want it earlier. So we're just taking an average to say that it's going to be in the third quarter.

Q: And then you're obviously not at liberty to name the customer, but there's three major U.S. wireless carriers: AT&T, Verizon, and T-Mobile, so it's presumably one of those. How are you doing with the other two? And would this preclude you from selling this solution to the other two?

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

The answer is no. We do not have an exclusivity with this carrier. And if you look in the FedRAMP marketplace, you will not find any one of the big three telecom mobile carriers here in the U.S. in that marketplace. It's just -- what we're surmising is that they're going to get the same pressure from their federal government customers to manage their data using a FedRAMP authorized platform.

So we don't have any direct -- we're not having direct conversations with the other two yet. But we're hopeful that we can start that conversation. And this agreement that we have currently does not exclude us from having those conversations and licensing or/white labeling our Platform as a Service to the other two carriers.

Q: And then my other question, in terms of the cash balance, you ended the quarter with $12.1 million, and you've got a huge government backlog, and I didn't realize the $40 million to $45 million is not even in that. So that's even bigger. CWMS is looking good. I can't believe they issued the RFP during the shutdown. You've got Spiral 4 contracts coming in and other potential contracts plus the census and the Olympics.

So it looks like you've got almost too much cash. So my question is, how does the M&A market look? Are you building the cash for acquisitions? Are you seeing anything? Are there opportunities out there? Do the valuations look okay?

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes, I mean, we are looking around. In terms of our cash position, we went on a very aggressive treasury management to ensure that we retain cash and preserve cash to process all of our vendor invoices. And so we waited for the very last moment to pay our invoices and some of the increases in the cash position was timing of invoices.

In terms of our cash balance being sufficient to run operations, we believe that we have plenty of cash and sufficient net working capital to weather any type of slowdown in federal government and slowdown in invoices. We are continuing to add cash to our balance sheet, and we're going to continue to do that. We want to make sure that we fortify our balance sheet.

But at the same time, we are looking around for potential opportunities, and we are quietly looking around for acquisition targets. We haven't run across any material opportunities out there. So we're quietly looking. I think the multiples and the valuations are still pretty high. And so we're patient, and we have plenty of runway, and we're going to continue to generate cash and build our balance sheet.

Transcript Provided by

8

Q: Okay, those are my questions. Thank you, gentlemen.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Thank you, Barry.

Operator

Your next question is coming from Casey Ryan with WestPark Capital. Please pose your question. Your line is live.

Q: Thank you. Hello, team. Pretty, good quarter. I was expecting a little more turbulence from the government shutdown, but it seems like you guys knew what to expect and what to do to navigate that. So that's impressive, I would say.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes. Yes. I mean we've been through this rodeo many times since the current management team has been in place. I mean, the government was shut down at least 3x or 4x. And through all of that, we're considered essential services. And had obligated funds. So we're used to dealing with this thing, and we'll continue to do so. But now the government is open, hopefully, there won't be too much of a lag in them coming back to work.

Q: Right, right, which will be great. So setting aside the government opportunities, on the commercial side, I'm curious about the MobileAnchor opportunity that you referenced is exciting as a proof point. I'm just curious about kind of implementation time and deployment time and sort of how long it takes until that gets up and running. More importantly, I'm asking about, does that serve as a proof point and a selling point to other potential customers once that's live and going.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes. So the answer is the length of the implementation usually involves customer input. We are in the process of implementing one of the larger systems integrators here in the D.C. area, federal government contractor, and that's going well. And I'll have Jason tell you more about it. But I will tell you that a lot of the implementation and the time it takes to do that is dependent on customers' participation because it involves the entire organization, not only their IT, but also their human resources for those personally personal -- person identifiable verification, right? Jason, do you want to add some color to that?

Jason Holloway - Chief Revenue Officer, WidePoint Corporation

Sure. Hello, Casey. So normal implementation time is 60 days with the government shutdown that did happen. Obviously, that delayed it a little bit, but that's okay because they're already a client. We won the award. And as Jin said, these folks, they need to be present because of MobileAnchor, we are taking all of their existing data and then we're deriving it on to their mobile devices. So typically, you're looking at about 60 days for that kind of activity. But we're being able to catch up now that everything is back open, but it's not going to slow anything down.

Q: Right. So at some point before the end of the year?

Transcript Provided by

9

Jason Holloway - Chief Revenue Officer, WidePoint Corporation

Oh, yes, for sure.

Q: And so for WidePoint as an organization, you can start to say, "Hello, look, we've stood somebody up and they're on it, and it's great," which I think is important. My other question is, when MobileAnchor is being put in, does it need to interface with any other security systems, and I'm asking out of ignorance, but identity management systems or other type of things? Or is it separate from those and doesn't need to sort of interface with those types of things?

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

No. The great news is that MobileAnchor doesn't rely on anything else because we are the tip of the spear in terms of cybersecurity, we are literally at the top of the food chain. We don't need to integrate with anything. So we take those certificates that are on their current smart card credential and then we issue a net new certificate already using those existing credentials, and we put it directly on to the device itself. So yes, so we don't require anything else.

Q: Yes. Okay. Perfect.

Jason Holloway - Chief Revenue Officer, WidePoint Corporation

Casey, just one clarification on that is that we issue our digital certificates and identity certificates, and we don't rely on any system for that. What's good about it is that all of the current systems, the Microsoft Active Directory and the UNIX lightweight directory applications, they all accept the digital certificates that we issue.

And so while we're not relying on any of these systems, but these systems that are consumers of our identity certificates can ingest and accept those certificates as their security token. So that's a huge plus for us as opposed to us going out and building all of the infrastructure, all of the infrastructures there.

Q: Yes. Well, thank you for that because that was sort of the direction I was going -- Well, no, no. I mean, once you're saying that you guys don't rely on anybody, actually, it would make sense that other infrastructure security systems would maybe start to rely on you and come to you to sort of ingest your data to sort of improve what they're offering basically.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Correct, correct.

Q: And then help me understand what the opportunity is with the Olympics again. I feel underinformed about how big and what the opportunity might look like. And if you guys have been involved in Olympics before in some previous version.

Jason Holloway - Chief Revenue Officer, WidePoint Corporation

We have not been involved in the Olympics prior. We do have significant past performance with CDW. I really cannot offer too much additional color regarding the Olympics because that's something that is still very much that's currently happening. So we just need to be careful about what we say. What we can tell you is, is that -- and we said this on the previous call is that CDW is the official provider for those services, and we do work with CDW. So yes, that's kind of where we're at right now. And Jin, you got anything to add?

Transcript Provided by

10

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes. This is the DaaS, Device as a Service opportunity. And CDW is a premier provider of that service, and they rely on our platform. So they'll be using our FedRAMP authorized-ITMS platform to manage all of these devices that they'll be utilizing for the Olympics. And so we're estimating somewhere between 95,000 to 135,000 athletes and devices. And it does -- it's not a one-for-one, one athlete to one device. And so this opportunity could be larger, but it is very similar to what we did for our Census 2020.

And so we know that our solutions can scale. And we've been team with CDW, and they're a great partner. And we look forward to supporting them on this LA '28 Olympics and Paralympics, which they are an official supporter of that.

Q: And then last question, I guess, it sounded like you were saying sales and marketing maybe has picked up a little bit, but wouldn't continue. And I was curious about that because it's, again, I guess, coming to this kind of as a newer following analyst, I would think that the commercial opportunities might incent you or sort of drive you to spend more in sales and marketing as you sort of pursue those greenfield opportunities.

Robert George - Chief Financial Officer, WidePoint Corporation

Okay. Hi, Casey. This is Bob George. I'll clarify that comment. We expect that the dollar amounts of sales and marketing will go up. It's just a matter of as a percent of revenue, it will be relatively constant to where it is. So it take sometimes what our next year's revenue, that's a lot of dollars in sales and marketing.

Q: Okay. Got it. Got it. Thank you for the clarification. Well, thank you for the questions...

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Jason, did you want to say -- okay, I think Bob hit that pretty accurately. Okay.

Q: Okay. Well, listen, for all the trepidation about shutdowns and people exposed to federal, I thought it was a really great quarter and I appreciate you taking my questions.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Great, thank you, Casey.

Operator

At this time, this does conclude our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at WYY@gateway-grp.com. I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Transcript Provided by

11

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

Operator

Thank you for joining us today for WidePoint's third quarter 2025 conference call. You may now disconnect.

Transcript Provided by

12